Exhibit 10.5

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”) is entered into as of January 23, 2014 by and between Ladder Capital Finance LLC, a Delaware limited liability company (the “Company”), and Michael Mazzei (“Executive”).

WHEREAS, the Company and Executive are parties to that certain Employment Agreement, dated as of February 16, 2012 (the “Prior Agreement”);

WHEREAS, reference is hereby made to (i) Ladder Capital Finance Holdings LLLP, a Delaware limited liability limited partnership (“Holdings”) and (ii) Ladder Capital Corp, a Delaware corporation (“LCC Corporation”);

WHEREAS, LCC Corporation is currently contemplating the completion of an initial public offering of shares of its Class A Common Stock pursuant to a transaction which would result in LCC Corporation becoming the general partner of, and the owner of a significant limited partnership interest in, Holdings (such initial public offering, the “Ladder IPO”);

WHEREAS, if the Ladder IPO is completed, then the date on which the Ladder IPO closes and thereby is completed shall be referred to herein as the “IPO Date”; and

WHEREAS, subject to Section 14 of this Agreement, the Company and Executive desire to amend and restate the Prior Agreement in its entirety as set forth herein.

NOW THEREFORE, in consideration of the premises and mutual covenants set forth herein, and other consideration, the receipt of which is hereby acknowledged, the Company and Executive hereby agree as follows:

1. Position and Employment. The Company agrees to continue to employ Executive, and Executive hereby agrees to continue employment with the Company, as the Company’s President upon the terms and subject to the conditions set forth in this Agreement for the Employment Period (as herein defined).

2. Reporting, Duties, and Other Covenants.

(a) Reporting. During the Employment Period, Executive shall report directly to the Company’s chief executive officer (the “Chief Executive Officer”).

(b) Duties. During the Employment Period, Executive shall serve the Company as President and shall have such duties and responsibilities as are reasonably delegated from time to time by the Chief Executive Officer or the board of directors of LCC Corporation or, if the Company ceases to be indirectly controlled by LCC Corporation, then the Board of Directors of the Company (in either case, the “Board”), subject to the power of the Chief Executive Officer and/or the Board to expand such duties, responsibilities, and authority and to identify specific decisions or actions that require consultation with, or the consent of, the Chief Executive Officer and/or the Board.

(c) Executive Covenants.

(i) Executive acknowledges and agrees that during the Employment Period Executive will be subject to and will comply with the policies and procedures of the Company, as may be established, amended, or terminated from time to time, including those generally applicable to senior management employees of the Company, and specifically including the Company’s policy prohibiting employees (and, for the avoidance of doubt, former employees during any Severance Period) from joining or participating in professional networks that constitute “Executive Councils” as that term is defined in such policy (the “Professional Network Policy”).

(ii) Subject to Sections 2(d)(ii) and 3(f), during the Employment Period Executive shall devote Executive’s full business time and attention to the business and affairs of the Company, LCC Corporation, Holdings, and their respective subsidiaries, whether currently existing or hereafter acquired or formed (collectively, the “Ladder Companies”).

(iii) The Company may apply for, obtain, and maintain a key person life insurance policy in the name of Executive, the beneficiary of which shall be the Company. Executive shall submit to reasonable physical examinations and answer reasonable questions as may be required in connection with the application and, if obtained, the maintenance of, such insurance policy.

(d) Company Covenants.

(i) During the Employment Period, the Company shall obtain and maintain director’s and officer’s insurance for Executive (in such amounts as are customary for executives of businesses of size and nature comparable to that of the Company). In the event any such insurance policy is terminated for any reason, the Company shall give timely notice to Executive of such termination and shall promptly obtain an appropriate replacement policy. To the extent that there is any gap in coverage of such insurance policy, the Company agrees to defend, indemnify and hold Executive harmless, to the maximum extent permitted by law, in accordance with the indemnification provisions set forth in Section 8 hereof.

(ii) During the Employment Period, Executive may continue to engage in charitable activities so long as such charitable work does not interfere with the fulfillment of Executive’s duties under this Agreement.

(iii) During the Employment Period, Executive shall be invited to attend any regularly scheduled meeting of the board of directors of the Company or LCC Corporation; it being acknowledged by Executive that he shall not be entitled to attend any executive session of such meeting. Executive agrees to respect any reasonable request by the chairman of such board of directors that Executive excuse himself from any portion of the meeting.

3. Compensation.

(a) Base Salary. Executive’s base salary shall be in an amount set by the Board, but under no circumstances will be less than $750,000 per annum (the “Base Salary”), which Base Salary shall be payable in regular installments in accordance with the Company’s general payroll practices and shall be subject to customary withholding and other customary deductions.

(b) Annual Cash Bonus. After each calendar year during the Employment Period, Executive shall be eligible to receive a cash bonus (the “Year End Bonus”) in accordance with the Company’s annual bonus plan, with the amount of any such Year End Bonus to be as reasonably determined by the Board or the Compensation Committee of the Board (the “Compensation Committee”), in each case in consultation with the Chief Executive Officer; provided that, without in any way limiting the discretion of any board of directors or compensation committee, the Company acknowledges that the Chief Executive Officer and the board of directors of LCC Corporation have previously agreed to a framework for determining the portion (if any) of the targeted annual bonus pool that may be paid to each member of the Company’s current senior management team, including Executive (the “Annual Bonus Pool Framework”). Any Year End Bonus payable hereunder shall be paid in the calendar year following the calendar year to which such performance bonus relates at the same time annual performance bonuses are paid to other senior executives of the Company but not later than February 28th of the calendar year immediately following the calendar year to which such performance bonus relates; provided, that, if Executive’s employment with the Company ends as a result of a termination of Executive’s employment with the Company by the Company for Cause (as defined below) or a resignation of Executive’s employment with the Company by Executive without Good Reason (as defined below), in either case, prior to the date on which bonuses in respect of such calendar year are paid to executives of the Company, generally, then Executive shall forfeit any and all rights to receive such Year End Bonus. Executive acknowledges and agrees that the Company has not guaranteed the payment of any Year End Bonus, and that any Year End Bonus that may be paid by the Company shall be subject to customary withholding and other customary deductions.

(c) Annual Equity Incentive Grant. After each calendar year during the Employment Period, Executive shall be eligible to receive a grant of Equity Incentives (as defined below) with respect to such calendar year (an “Annual Equity Incentive Grant”) in such amount, of such type and with such terms (including with respect to vesting) as deemed appropriate by the Compensation Committee or the Board, in each case in consultation with the Chief Executive Officer; provided that, without in any way limiting the discretion of any board of directors or compensation committee, the Company acknowledges that the Chief Executive Officer and the board of directors of LCC Corporation have previously agreed to a framework for determining the terms of an annual grant of Equity Incentives to the Company’s current senior management team (including to Executive) (the “Annual Equity Incentive Grant Framework”). Executive acknowledges and agrees that nothing in this Section 3(c) shall result in Executive having any right or entitlement to receive any Equity Incentive, as the grant of any such Equity Incentive shall be subject to the approval of the Compensation Committee or the Board, in each case in consultation with the Chief Executive Officer. For purposes of this Agreement, the term “Equity Incentives” means any options, restricted stock, restricted stock units and/or other comparable equity type incentive products as the Compensation Committee may grant or award (based on factors deemed relevant by the Compensation Committee or the Board, in each case in consultation with the Chief Executive Officer; including, without limitation, the Ladder Companies’ financial performance relative to budget) pursuant to the Omnibus Incentive Plan of LCC Corporation to be adopted by LCC Corporation on or about the IPO Date (such Omnibus Incentive Plan as may be amended from time to time, the “LCC Omnibus Incentive Plan”). In addition, in the event Executive resigns for any reason from Executive’s position as an employee of the Company pursuant to Section 4(a) hereof on a date that is on or after the date five (5) years after the IPO Date and if as of the Employment Termination Date (as herein defined) Executive’s years of service with the Company plus Executive’s age equals at least 60, then (i) any unvested Equity Incentives of Executive that vest solely based on time including, without limitation, any of Executive’s applicable Annual Incentive Grants, shall vest effective as of Executive’s Employment Termination Date and (ii) any unvested Equity Incentives of Executive that vest based on performance will continue to be outstanding from and after the Employment Termination Date (and will not be forfeited on the Employment Termination Date), and will be eligible to vest after the Employment Termination Date based on the particular performance vesting criteria that is applicable to such unvested Equity Incentives.

(d) Target Year End Bonus and Annual Equity Incentive Grant for 2014. Subject Sections 3(b) and 3(c) hereof as well as the Ladder Companies’ achieving all applicable financial targets set forth in the Annual Bonus Pool Framework and the Annual Equity Incentive Grant Framework, as applicable, Executive’s Year End Bonus for calendar year 2014 is targeted to be $3,750,000 and Executive’s Annual Equity Incentive Grant for calendar year 2014 is targeted to equal $3,000,000, with 90% of such amount to be a grant of restricted stock, and the remaining 10% of such amount to be a grant of options (with options being valued for such purpose by the Compensation Committee, in consultation with the Chief Executive Officer, using widely-accepted valuation methods in connection with the grant by a public company of options to its employees).

(e) Benefits. Executive shall be entitled to participate in the Company’s standard employee benefits programs for which employees of the Company are generally eligible, including, without limitation, life, disability, group medical and dental insurance benefits (collectively, the “Benefits”). The Company agrees that, solely to the extent permitted by the plans governing any health insurance coverage that is a component of the Benefits, Executive shall be entitled to designate Executive’s spouse or domestic partner and children as dependents for purposes of such health insurance. Executive recognizes that the Company reserves the right to change its standard employee benefit programs from time to time.

(f) Vacation/Holidays. Executive shall be entitled to at least 27 days of paid vacation during each calendar year in addition to sick days and recognized holidays, each in accordance with the Company’s applicable policies in effect from time to time.

(g) Expenses. The Company shall reimburse Executive for all customary business expenses (including travel and entertainment) incurred by Executive in the course of performing Executive’s duties under this Agreement, subject to the Company’s policies in effect from time to time regarding expense reimbursement, including with respect to the reporting and documentation of such expenses.

(h) Brian Harris as Chief Executive Officer. So long as Brian Harris is the Chief Executive Officer of any Ladder Company, then, except as otherwise may be agreed by Brian Harris, the allocation of bonuses of the type described in Section 2(b) hereof and the grant of Equity Incentives of the type described in Section 2(c) hereof shall be established in accordance with the procedures and guidelines described in Section 3 of Brian Harris’ Second Amended and Restated Employment Agreement, dated on or about the date hereof, as in effect from time to time (the “Harris Employment Agreement”).

4. Employment Period.

(a) Employment Period and Termination. Executive’s employment with the Company commenced on June 4, 2012 (the “Commencement Date”) and shall continue until the date on which Executive ceases to be an employee of the Company for any reason (the “Employment Period”). The Company may terminate Executive’s employment by the Company at any time upon written notice to Executive, subject to the expiration of any applicable cure periods set forth herein in the case of a termination for Cause (as defined in Section 4(d)). Executive may resign from Executive’s employment by the Company at any time upon thirty days prior written notice to the Company, unless such termination is for Good Reason (as defined in Section 4(d)), in which case Executive may resign upon written notice to the Company, subject to any applicable cure periods as set forth herein. If a resignation occurs, the Company may waive any applicable notice period and relieve Executive of all duties at any time during the notice period. Upon the date Executive ceases to be employed by the Company for any reason (including, without limitation, due to Executive’s death or disability) (such date, the “Employment Termination Date”), the Employment Period shall be deemed to have ended, and Executive shall be entitled to receive (i) Executive’s Base Salary through the Employment Termination Date, subject to withholding and other appropriate deductions, (ii) reimbursement for expenses accrued during the Employment Period in accordance with Section 3(g), (iii) except as otherwise provided in Section 3(b), Executive shall be entitled to be paid any Year End Bonus that had previously been awarded to Executive but that remained unpaid as of the Employment Termination Date and (iv) only as and to the extent expressly provided in Section 4(b) below, if applicable, the Severance Payments (as defined below in Section 4(c)).

(b) Severance. If the Employment Period ends as a result of either (A) Executive’s employment by the Company being terminated by the Company without Cause (as defined in Section 4(d)) or (B) Executive resigning from Executive’s employment by the Company for Good Reason (as defined in Section 4(d)), then, subject to Section 4(c) hereof, the Company shall, in addition to paying Executive any amounts due and payable pursuant to Section 4(a), pay or provide Executive with the following, subject to the provisions of Section 11 hereof:

(i) an amount equal to (A) one and one-half (1.5) multiplied by (B) the sum of (x) Executive’s annual Base Salary in effect on the Employment Termination Date and (y) the average of the Year End Bonuses (if any) paid to Executive for the two calendar years preceding the Employment Termination Date, including any amounts deferred pursuant to a deferred bonus program that the Company may have in effect (such lesser amount, the “Cash Severance”) (provided that, notwithstanding the foregoing, if the Employment Termination Date occurs prior to Executive having received a Year End Bonus for calendar year 2014, then the Cash Severance shall be $5,500,000), with fifty percent (50%) of the Cash Severance payable to Executive in a lump sum as soon as reasonably practical after the date of which the General Release (as defined in Section 4(c)) is signed and delivered by Executive and has become irrevocable (the “General Release Effective Date”) and the remaining 50% of the Cash Severance payable to Executive in twelve equal monthly installments commencing as soon as reasonably practical after the General Release Effective Date (the “Severance Period”); provided that if the Employment Termination Date occurs during the 365 day period commencing on the occurrence of a Change in Control (as defined in the LCC Omnibus Incentive Plan) or if, as of the date of the Employment Termination Date, LCC Corporation has previously entered into a definitive binding agreement with a buyer that would result in a Change in Control and such definitive binding agreement remains in effect, then the Cash Severance shall be paid to Executive in a lump sum as soon as reasonably practical after the General Release Effective Date, further provided that such lump sum payment does not result in a violation of Code Section 409A; and further provided that to the extent that the payment of any Cash Severance constitutes “nonqualified deferred compensation” for purposes of Code Section 409A, any such payment scheduled to occur during the first sixty (60) days following the Employment Termination Date shall not be paid until the first regularly scheduled pay period following the sixtieth (60th) day following the Employment Termination Date and shall include payment of any amount that was otherwise scheduled to be paid prior thereto and provided further that if the Employment Termination Date occurs after Executive having received a Year End Bonus for calendar year 2014 and prior to Executive having received a Year End Bonus for calendar year 2015, the reference to “the average of the Year End Bonuses (if any) paid to Executive for the two calendar years preceding the Employment Termination Date, including any amounts deferred pursuant to a deferred bonus program that the Company may have in effect” as contemplated in subclause (B)(y) above shall be replaced with “the greater of (X) Executive’s Year End Bonus for calendar year 2014, including any amounts deferred pursuant to a deferred bonus program that the Company may have in effect, and (Y) Executive’s target Year End Bonus for calendar year 2015 (with such target Year End Bonus being as determined by the Compensation Committee)”; and

(ii) if the Employment Termination Date occurs after Executive having received a Year End Bonus for calendar year 2014, then a pro-rata portion (determined by multiplying the amount of Executive’s target Year End Bonus for the year in which the Employment Termination Date occurs by a fraction, the numerator of which is the number of days that Executive is employed by the Company during the calendar year in which the Employment Termination Date occurs and the denominator of which is 365) of Executive’s target Year End Bonus for the calendar year (with such target Year End Bonus being, except as otherwise expressly specified in Section 3(d) hereof, as reasonably determined by the Compensation Committee, in consultation with the Chief Executive Officer, based on the Ladder Companies’ performance as of the Employment Termination Date relative to the hurdles set) in which the Employment Termination Date occurs payable at the same time performance bonuses for such calendar year are paid to other senior executives of the Company; and

(iii) subject to (A) Executive’s timely election of continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), and (B) Executive’s continued copayment of premiums at the same level and cost to Executive as if Executive were an employee of the Company (excluding, for purposes of calculating cost, an employee’s ability to pay premiums with pre-tax dollars), continued participation in the Company’s group health plan (to the extent permitted under applicable law and the terms of such plan) which covers Executive (and Executive’s eligible dependents) during the Health Care Reimbursement Period (defined below), provided that Executive is eligible and remains eligible for COBRA coverage. The Company shall until the conclusion of the Health Care Cost Reimbursement Period (as defined below) reimburse Executive for COBRA premiums, subject to the Company determining that reimbursement of such premiums would not reasonably be expected to result in the imposition of any excise taxes on the Company for any failure to comply with the nondiscrimination requirements of the Patient Protection and Affordable Care Act of 2010, as amended, in each case, subject to withholding and other appropriate deductions. As used herein, “Health Care Cost Reimbursement Period” shall mean the period commencing on the date Executive ceases to be employed by the Company and ending on the earliest to occur of (x) the date eighteen months after the Employment Termination Date, (y) the date on which the Company can no longer provide Executive with COBRA benefits under applicable law and (z) the date on which Executive becomes eligible for health care coverage under the plan of a subsequent employer.

Notwithstanding the foregoing, if at any time during the Severance Period Executive (x) breaches any of Executive’s covenants or obligations under the General Release (as herein defined) or under Sections 5, 6, or 9 of this Agreement, or (y) engages in any conduct prohibited by the Professional Network Policy (the prohibitions of which Executive acknowledges survive the termination of the Employment Period for the full Severance Period), then the Severance Period and the Company’s obligation to make the payments and provide the benefits contemplated by this Section 4(b) shall automatically terminate. Executive covenants that Executive shall provide the Company with prompt written notice if Executive accepts employment with any person or entity during the Severance Period. Any and all payments that may be made to Executive pursuant to the terms of this Section 4(b) shall be referred to herein collectively as the “Severance Payments”. For the sake of clarity and avoidance of doubt, if Executive’s employment with the Company as a result of Executive’s death or disability, then no Severance Payments will be payable pursuant to this Section 4(b).

(c) Payments. Except as expressly provided in Section 4(a) and 4(b), upon the Employment Termination Date (i) all of Executive’s rights to Base Salary and Benefits (except as mandated by applicable law) hereunder (if any) shall cease and (ii) no other severance, compensation, or retirement benefits shall be payable by the Ladder Companies to Executive. Notwithstanding anything to the contrary contained herein but except as required by applicable law, Executive shall not be entitled to receive any payments, benefits, or other compensation under Section 4(b) unless and until Executive has executed and delivered to the Company and not revoked the general release in the form of Exhibit A attached hereto (the “General Release”) and such General Release has become effective within sixty (60) days following the Employment Termination Date.

(d) Definitions.

(i) For purposes of this Agreement, “Cause” shall mean: (A) Executive’s willful and material violation of the Company’s material written policies and/or procedures where such policies and/or procedures (1) are reasonable, legal, and ethical and (2) have been made available to Executive in writing, and in any such case, following (x) delivery by the Board to Executive of a written notice which specifically identifies the manner in which the Board believes that Executive has willfully and materially violated such written policies and/or procedures and (y) if such violation is capable of cure, the failure of Executive to cure such violation within the sixty-day period following the delivery of such notice; (B) Executive’s engagement in willful misconduct materially injurious to the financial condition of the Company and Executive’s failure to cure such misconduct and injury (if such misconduct and injury are capable of cure) within sixty days following delivery by the Board to Executive of a written notice of such misconduct and injury; (C) Executive’s material breach of any material provision of this Agreement and Executive’s failure to cure such breach (if such breach is capable of cure) within sixty days following delivery by the Board to Executive of a written notice which specifically identifies the provision in this Agreement which the Board believes Executive has materially breached and the specific conduct constituting such material breach; (D) Executive’s engagement in theft, embezzlement, fraud, or material misappropriation of any of the Company’s property; or (E) Executive’s conviction by a court of competent jurisdiction of (or Executive’s plea of guilty or nolo contendere to) a felony involving dishonesty or moral turpitude (excluding any motoring offense for which a non-custodial sentence is received and excluding any conviction for “driving under the influence” or “driving while intoxicated”).

(ii) For purposes of this Agreement, “Good Reason” shall mean: (A) without Executive’s express written consent, (1) any change in reporting duties such that Executive no longer reports to the Chief Executive Officer or the Board or (2) a reduction in Executive’s title or a material diminution of the Executive’s duties or authority; (B) without Executive’s prior written consent, the relocation of Executive’s office to a location outside of New York, New York other than for travel in the course of Executive’s duties; (C) without Executive’s prior written consent, the appointment of a co-president; (D) without Executive’s prior written consent, the appointment of an individual other than Brian Harris as chief executive officer of the Company, unless such position was first offered to Executive (on economic terms as least as favorable as those set forth herein) and he declined such position; (E) without Executive’s prior written consent, any reduction of Executive’s Base Salary below $750,000 per annum with respect to any period on or after the IPO Date, or any material reduction in the Benefits taken as a whole; or (F) any material breach by the Company of this Agreement, and, in any such case, the Board’s failure to cure such reduction or breach (if such reduction or breach is capable of cure) within thirty days following delivery by Executive to the Board of a written notice which specifically identifies such reduction or breach.

5. Confidential Information. Executive acknowledges that the non-public information and data obtained by Executive while employed by any Ladder Company concerning the business or affairs of the Ladder Companies and their affiliates (“Confidential Information”)

are the property of the Ladder Companies. Therefore, except as may be otherwise required by law or legal process, Executive agrees that, during the period between the date of the Prior Agreement and the Commencement Date, during the Employment Period and at all times thereafter, Executive shall not disclose to any unauthorized person or use for Executive’s own purposes any Confidential Information without the prior written consent of the Board other than in a good faith effort during the Employment Period to promote the interests of the Ladder Companies. Executive shall deliver to the Company at the termination of the Employment Period, or at any other time the Company may request, all memoranda, notes, plans, records, reports, computer files and related back-ups, printouts, software, and other documents and data (and copies thereof) relating to the Confidential Information, Work Product (as defined in Section 6), or the business of any Ladder Company which Executive may then possess or have under Executive’s control. Notwithstanding anything to the contrary in this Section 5, (i) Confidential Information shall not include: (A) information to the extent that it is or becomes generally available to the public (other than as a result of the acts or omissions of Executive) and (B) information to the extent that it is disclosed to Executive by a party or person that is not under any obligation to keep such information confidential; and (ii) if Executive is required to disclose or discuss Confidential Information by order of a court of competent jurisdiction, Executive may disclose such Confidential Information (provided that in such case, Executive shall promptly inform the Company of such order, cooperate with Company efforts to prevent or restrict disclosure and shall only disclose Confidential Information to the extent necessary to comply with any such court order).

6. Inventions and Patents. Executive acknowledges that all inventions, innovations, improvements, enhancements, modifications, developments, methods, designs, analyses, drawings, reports, and all similar or related information (whether or not patentable) which relate to any Ladder Company’s actual or anticipated business, research, and development or existing or future products or services and which are conceived, developed, or made by Executive while employed by any Ladder Company (collectively, “Work Product”) belong to the applicable Ladder Company. Any copyrightable work falling within the definition of Work Product shall be deemed a “work made for hire” as such term is defined in 17 U.S.C. Section 101, and ownership of all right, title, and interest herein shall vest in the applicable Ladder Company. To the extent that any Work Product is not deemed to be a “work made for hire” under applicable law or all right, title, and interest in and to such Work Product has not automatically vested in the applicable Ladder Company, Executive hereby irrevocably assigns, transfers and conveys, to the full extent permitted by applicable law, all right, title and interest in and to the Work Product on a worldwide basis to the applicable Ladder Company, without further consideration. Executive shall perform all actions reasonably requested by the Company to establish and confirm such ownership (including, without limitation, assignments, consents, powers of attorney, and other instruments). Notwithstanding the foregoing, (i) no Ladder Company shall have any right, title, or interest in any work product or copyrightable work developed by Executive outside of work hours and without the use of any of Ladder Company’s resources or facilities that does not relate to the business of any Ladder Company and does not result from any work performed by Executive for any Ladder Company and (ii) Work Product shall not include business methods, contract structures, document forms and similar information developed or made by Executive prior to Executive’s employment by any Ladder Company (collectively, to the extent used during the Employment Period by any Ladder Company, “Prior Works”), even if Executive uses such methods, structures, forms or information in the course of

Executive’s employment with any Ladder Company. Executive hereby grants the Ladder Companies a perpetual, irrevocable, non-exclusive, royalty-free, worldwide, assignable, sublicensable license under all rights in any Prior Works for all purposes in connection with the Ladder Companies’ current and future businesses.

7. Cooperation with Investigation. During the Employment Period and thereafter, Executive shall cooperate with the applicable Ladder Company in any internal investigation or administrative, regulatory, or judicial proceeding as reasonably requested by the Company (including, without limitation, Executive’s being available to the Company upon reasonable notice for interviews and factual investigations, appearing at the Company’s request to give testimony without requiring service of a subpoena or other legal process, volunteering to the Company all pertinent information, and turning over to the Company all relevant documents which are or may come into Executive’s possession, all at times and on schedules that are reasonably consistent with Executive’s other permitted activities and commitments if Executive is then employed by the Company) (any such cooperation requested by the Company, collectively, “Investigation Assistance”); provided that Executive’s receipt of any severance payments otherwise payable to Executive pursuant to the terms of this Agreement is not contingent on Executive providing such Investigation Assistance. Such Investigation Assistance will be (i) without additional compensation (if Executive is then employed by the Company) or (ii) for reasonable compensation along with reimbursement for all out-of-pocket costs and expenses incurred in connection therewith (if Executive is not then employed by the Company), provided that after the expiration or termination of the Employment Period, Executive shall not be required to spend more than three (3) business days each calendar year providing Investigation Assistance, except if Executive is compelled to provide additional Investigative Assistance by third party subpoena, court order, or the request of any governmental authority.

8. Indemnification. The Company agrees to defend, indemnify and hold Executive and Executive’s heirs and representatives harmless, to the maximum extent permitted by law, against any and all damages, costs, liabilities, losses, and out-of-pocket expenses (including actual attorneys’ fees) as a result of any claim or proceeding (whether civil, criminal, administrative, or investigative), or any threatened claim or proceeding (whether civil, criminal, administrative, or investigative), against Executive that arises out of or relates to Executive’s lawful service as an officer, director, or employee, as the case may be, of the Company, or Executive’s service in any such capacity or similar capacity with any Ladder Company or other entity at the request of the Company, and to promptly advance to Executive or Executive’s heirs or representatives such expenses upon written request with appropriate documentation of such expense and receipt of an undertaking by Executive or on Executive’s behalf to repay such amount if it shall ultimately be determined in a final, non-appealable judgment from a court of competent jurisdiction that Executive is not entitled to be indemnified by the Company. If Executive has any knowledge of any actual or threatened action, suit, or proceeding, whether civil, criminal, administrative, or investigative, as to which Executive may request indemnity under this provision, Executive shall give the Company prompt written notice thereof; provided that the failure to give such notice shall not affect Executive’s right to indemnification. The Company shall be entitled to assume the defense of any such proceeding, and Executive shall use reasonable efforts to cooperate with such defense. To the extent that Executive in good faith determines that there is an actual or potential conflict of interest between the Company and Executive in connection with the defense of a proceeding, Executive shall so notify the Company and shall be entitled to separate representation at the Company’s expense by counsel selected by Executive (provided that the Company may reasonably object to the selection of counsel within ten business days after notification thereof), which counsel shall cooperate, and coordinate the defense, with the Company’s counsel and minimize the expense of such separate representation to the extent consistent with Executive’s separate defense. The Company shall not be liable for any settlement of any proceeding effected without its prior written consent but shall not unreasonably withhold such consent.

9. Non-Solicitation and Non-Competition.

(a) Executive acknowledges and agrees that Executive’s services to the Company and the other Ladder Companies are and will be unique in nature, that during his or her term of employment that Executive will be provided access to Confidential Information about the Company’s commercial real estate finance related products and services (the “Business”), and that the Company and the other Ladder Companies would be irreparably harmed if Executive were to provide such products or services to any person or entity competing with the Ladder Companies within the restricted time periods set forth herein, or were otherwise to solicit business relations, with whom Executive maintained material contacts related to the Business while employed by the Company. Therefore, in further consideration of the compensation to be paid to Executive hereunder, Executive agrees that: (i) during the Employment Period and for the 365-day period immediately thereafter (collectively, the “Restrictive Period”), Executive shall not, directly or indirectly, either for Executive or for any other person or entity: (A) permit Executive’s name to be used by or participate in any business or enterprise that engages in the Business anywhere within the United States (or the planning for any business or enterprise that proposes to engage in the Business anywhere within the United States) (subject to the Company’s continued payments set forth below); or (B) without any geographical restrictions, solicit or permit Executive’s name to be used by any business or enterprise that engages in the Business to solicit business from any customer, client or investor (or prospective customer, client or investor) with whom Executive had material contacts in connection with the Business during the twelve (12) months immediately preceding the end of the Employment Period; and (ii) during the Employment Period and for the eighteen month period immediately thereafter, solicit, hire, retain as an employee or independent contractor, or interfere with any Ladder Company’s relationship with any employee, investor, or customer of any Ladder Company (or any person who was an employee, investor, or customer of any Ladder Company within the then past twelve months).

(b) For purposes of this Section 9, the term “participate in” shall include, without limitation, having any direct or indirect interest in any business entity, whether as a sole proprietor, owner, stockholder, partner, joint venturer, creditor or otherwise, or rendering any direct or indirect service or assistance to any business entity (whether as a director, officer, manager, supervisor, employee, agent, consultant or otherwise). Nothing herein will prohibit Executive from mere passive ownership of not more than 2% of the outstanding stock of any wholesale construction or industrial supply company whose stock is traded on a national securities exchange or in the over the counter market. As used herein, the phrase “mere passive ownership” shall include voting or otherwise granting any consents or approvals required to be obtained from such person or entity as an owner of stock or other ownership interests in any entity pursuant to the charter or other organizational documents of such entity, but shall preclude, without limitation, any involvement in the day to day operations of such entity.

(c) If, at the time of enforcement of this Section 9, a court shall hold that the duration or scope restrictions stated herein are unreasonable under circumstances then existing, the parties agree that the maximum duration or scope reasonable under such circumstances shall be substituted for the stated duration or scope and that the court shall be allowed to revise the restrictions contained herein to cover the maximum period and scope permitted by law.

(d) Each of Executive and the Company acknowledges and agrees that the Company will suffer irreparable harm from a breach by Executive of any of the covenants or agreements contained in Section 5 or this Section 9. Executive further acknowledges that the restrictive covenants set forth in this Section 9 are of a special, unique, and extraordinary character, the loss of which cannot be adequately compensated by monetary damages. Executive agrees that the terms and provisions of this Section 9 are fair and reasonable and are reasonably required for the protection of the Company in whose favor such restrictions operate. Executive acknowledges that, but for Executive’s agreements to be bound by the restrictive covenants set forth in Section 5 and this Section 9, the Company would not have entered into this Agreement. In the event of an alleged or threatened breach by Executive of any of the provisions of Section 5 or this Section 9, the Company or its successors or assigns may, in addition to all other rights and remedies existing in its or their favor, apply to any court of competent jurisdiction for specific performance and/or injunctive or other equitable relief in order to enforce or prevent any violations of the provisions hereof (including, without limitation, the extension of the Restrictive Period by a period equal to the duration of the violation of this Section 9).

(e) The refusal or failure of the Company to enforce any of the restrictive covenants set forth in Section 5 or this Section 9 against Executive, for any reason, shall not constitute an act of precedent or a defense to the enforcement by the Company of the restrictive covenants set forth herein, nor shall it give rise to any claim or cause of action by Executive against the Company. If any action should have to be brought by the Company against Executive to enforce the restrictive covenants set forth in Section 5 or this Section 9, the Company is entitled to seek preliminary and permanent injunctive relief restraining Executive from violating any of such restrictive covenants and shall be entitled to seek all other legal and equitable remedies provided under New York law. Executive expressly acknowledges that the restrictive covenants set forth in Section 5 or this Section 9 apply to any successor or assign of the Company as a direct third-party beneficiary and that such restrictive covenants are expressly intended for the benefit of such successor or assign.

10. Miscellaneous.

(a) Notices. All notices, demands, or other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given when delivered personally, two business days after being mailed by certified or registered mail, return receipt requested and postage prepaid, or one business day after being sent via a nationally recognized overnight courier. Such notices, demands, and other communications will be sent to the addresses indicated below:

To the Company:

Ladder Capital Finance LLC

345 Park Avenue, 8th Floor

New York, NY 10154

Attention:         Board of Directors

with a copy (which shall not constitute notice to the Company) to:

Pamela McCormack

General Counsel & Co-Head of Securitization

Ladder Capital Finance LLC

345 Park Avenue, 8th Floor

New York, NY 10154

and

Kirkland & Ellis LLP

601 Lexington Avenue

New York, NY 10022

Attention:         Brian Raftery, Esq.

To Executive:

Michael Mazzei

345 Manhasset Woods Road

Manhasset, New York 11030

with a copy (which shall not constitute notice to Executive) to:

Law Office of Adam E. Faber LLC

40 Cutter Mill Road, Suite 301

Great Neck, New York 11021

Attention:         Adam E. Faber, Esq.

or such other addresses or to the attention of such other persons as the recipient party shall have specified by prior written notice to the sending party.

(b) Remedies. In addition and supplementary to other rights and remedies existing in the Company’s or Executive’s favor, the Company or Executive may apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce or prevent any violations of the provisions hereof.

(c) Choice of Law. ALL ISSUES AND QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY, ENFORCEMENT, AND INTERPRETATION OF THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICT OF LAW RULES OR PROVISIONS THAT COULD CAUSE THE APPLICATIONS OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF NEW YORK.

(d) Representation by Executive. Executive represents and warrants to the Company that Executive is not a party to any agreement containing a noncompetition provision or other restriction with respect to (i) the nature of any services or business which Executive is entitled to perform or conduct for the Company (or any other Ladder Company) under this Agreement, or (ii) the disclosure or use of any information which directly or indirectly relates to the nature of the business of any Ladder Company or the services to be rendered by Executive under this Agreement.

(e) Complete Agreement. This Agreement and the Exhibits referenced herein shall embody the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements, or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way. Subject to Section 14 of this Agreement, this Agreement amends and restates the Prior Agreement in its entirety.

(f) Successor and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive and the Company and their respective successors, heirs and assigns.

(g) Amendment. Other than otherwise expressly provided herein, this Agreement may be amended, and any provision hereof may be waived, at any time by written agreement between the Company (with the approval of the Board) and Executive.

(h) Counterparts; Facsimile Signature. This Agreement may be executed in one or more counterparts, all of which together shall constitute but one agreement. Any party may execute this Agreement by facsimile or scanned page signature and the other parties shall be entitled to rely upon such facsimile or scanned page signature as conclusive evidence that this Agreement has been duly executed by such party.

(i) No Waiver. No failure or delay on the part of the Company or Executive in enforcing or exercising any right or remedy hereunder shall operate as a waiver thereof.

(j) Severability. If any provision or clause of this Agreement, or portion thereof shall be held by any court or other tribunal of competent jurisdiction to be illegal, invalid, or unenforceable in such jurisdiction, the remainder of such provision shall not be thereby affected and shall be given full effect, without regard to the invalid portion.

(k) No Strict Construction; Descriptive Headings. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

(l) Withholding. The Company shall be entitled to deduct and withhold from any amounts owing from the Company or any of its subsidiaries to Executive under this Agreement, any United States federal, state, or local or non-United States withholding taxes, excise taxes, or employment taxes imposed with respect to Executive’s compensation or other payments from the Company or any of its subsidiaries under this Agreement.

11. Code Section 409A and 457A.

(a) The intent of the parties is that payments and benefits under this Agreement comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations and guidance promulgated thereunder or an exemption thereunder and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. The parties further intend that all payments and benefits under this Agreement be exempt from Section 457A of the Code. In no event whatsoever shall the Company be liable for any additional tax, interest or penalty that may be imposed on Executive by Sections 409A or 457A of the Code or damages for failing to comply with Sections 409A or 457A of the Code.

(b) A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” Notwithstanding any other payment schedule provided herein to the contrary, if Executive is deemed on the date of termination to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then, with regard to any payment that is considered deferred compensation under Code Section 409A payable on account of a “separation from service” such payment shall be made on the date which is the earlier of (A) the expiration of the six (6)-month period measured from the date of such “separation from service” of Executive, and (B) the date of Executive’s death (the “Delay Period”) to the extent required under Code Section 409A. Upon the expiration of the Delay Period, all payments delayed pursuant to this Section (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid to Executive in a lump sum, and all remaining payments due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

(c) To the extent reimbursements or other in-kind benefits under this Agreement constitute “non-qualified deferred compensation” for purposes of Code Section 409A, all such expenses or other reimbursements under this Agreement shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by Executive, (ii) any right to such reimbursement or in kind benefits is not subject to liquidation or exchange for another benefit, and (iii) no such reimbursement, expenses eligible for reimbursement, or in-kind benefits provided in any taxable year shall in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year.

(d) For purposes of Code Section 409A, Executive’s right to receive any installment payment pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within thirty (30) days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Company. Notwithstanding any other provision of this Agreement to the contrary, in no event shall any payment under this Agreement that constitutes “deferred compensation” for purposes of Code Section 409A be subject to offset, counterclaim or recoupment by any other amount payable to Executive unless otherwise permitted by Code Section 409A. To the extent that any payment of base salary or other compensation is to be paid for a specified continuing period of time beyond the date of Executive’s termination of employment in accordance with the Company’s payroll practices (or other similar term), the payments of such base salary or other compensation shall be made upon such schedule as in effect upon the date of termination, but no less frequently than monthly.

12. Effect of Termination of the Employment Period. Other than Sections 4 through 11, this Section 12 and Section 14 which shall survive indefinitely, upon termination of the Employment Period, this Agreement shall no longer have any force or effect.

13. No Public Announcements. Neither the Company nor Executive shall issue any press release regarding the Company hiring Executive to be its President, without the prior consent of the other party.

14. Effectiveness of this Agreement. Notwithstanding anything contained in this Agreement to the contrary:

(a) this Section 14 is effective as of the date of this Agreement (notwithstanding that, as of the date of this Agreement the IPO Date has not occurred) and may not be revoked or rescinded by either party hereto without the prior written consent of the other party hereto;

(b) the amendment and restatement of the Prior Agreement pursuant to this Agreement will become effective only on the IPO Date, and such effectiveness on the IPO Date will occur only if (i) the IPO Date occurs prior to April 30, 2014 (the “Expiration Date”) and (ii) Executive continues to be an employee of the Company as of the IPO Date;

(c) if, as of any date prior to first to occur of the Expiration Date and the IPO Date, Executive ceases to be an employee of the Company for any reason, then, effective as of the date of such cessation of employment, this Agreement will be null and void (with neither the Company nor Executive having any rights or obligations with respect to this Agreement) and the Prior Agreement will remain in full force and effect; and

(d) if, as of the Expiration Date, the IPO Date has not previously occurred and Executive continues to be an employee of the Company, then, effective as of the Expiration Date, this Agreement will be null and void (with neither the Company nor Executive having any rights or obligations with respect to this Agreement) and the Prior Agreement will remain in full force and effect.

*    *    *    *

IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement as of the date first written above.

LADDER CAPITAL FINANCE LLC

By:	/s/ Brian Harris
Name:	Brian Harris
Title:	Chief Executive Officer

/s/ Michael Mazzei
MICHAEL MAZZEI